EXHIBIT 3.1

Delaware The First State	PAGE 1

      I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “CHURCHILL VENTURES LTD.”, FILED IN THIS OFFICE ON THE ELEVENTH DAY OF SEPTEMBER, A.D. 2006, AT 1:52 O’CLOCK P.M.

      A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State
4178020 8100 060837176	AUTHENTICATION: 5033442 DATE: 09-12-06

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHURCHILL VENTURES LTD.

                          Churchill Ventures Ltd., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                          1.       The name of the corporation is Churchill Ventures Ltd. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 26, 2006.

                          2.      This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation of this corporation, filed July 11, 2006, by amending Article Sixth.

                          3.       The text of the Certificate of Incorporation is amended and restated hereby to read as herein set forth in full:

          FIRST: The name of the Corporation is Churchill Ventures Ltd. (the “Corporation”).

          SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent in the State of Delaware is The Corporation Trust Company.

          THIRD: Subject to the immediately succeeding sentence, the purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (the “GCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the Board of Directors of the Corporation (the “Board of Directors”) or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the GCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein.

          FOURTH: The Corporation is authorized to issue two classes of stock, designated as “Common Stock” and “Preferred Stock”. The number of shares of Common Stock authorized to be issued is 250,000,000 shares, par value of $.001 per share. The number of shares of Preferred Stock authorized to be issued is 25,000,000 shares, par value of $.001 per share. The holders of the Common Stock or Preferred Stock shall have no preemptive rights to subscribe for or purchase any shares of any class of stock of the Corporation, whether now or hereafter authorized.

                    The Board of Directors is authorized to determine the number of series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights (including redemption rights), and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

          FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (the “Bylaws”) without the assent or vote of the stockholders. Notwithstanding the preceding sentence, the Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, by the affirmative vote of a majority of the voting powers of all outstanding shares, regardless of class and voting together as a single voting class.

          SIXTH: The following provisions (A) through (E) shall apply during the period commencing upon the initial closing of the Corporation’s initial public offering of securities (“IPO”) and terminating upon the consummation of any “Business Combination,” and may not be amended prior to the consummation of any Business Combination without the vote or written consent of holders of not less than 100% of the outstanding shares of Common Stock of the Corporation. A “Business Combination” shall mean the initial acquisition or concurrent acquisitions, as the case may be, by the Corporation, whether by merger, capital stock exchange, stock purchase or asset acquisition or other similar business combination, of an operating business or businesses, as the case may be, in the communications, media or technology industries (“Target Business”) whose aggregate fair market value is equal to at least 80% of the Corporation’s net assets at the time of such Business Combination, such fair market value to include the amounts held in the Trust Fund (as defined below), exclusive of the amount of any deferred underwriting fees, less the Corporation’s liabilities as of such date. For purposes of this Article, fair market value shall be determined by the Board of Directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow, and book value. If the Board of Directors is not able to independently determine that the Target Business has a sufficient fair market value, or if a conflict of interest exists, the Corporation will obtain an opinion from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria.

                    A.      Immediately after the Corporation’s IPO, the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option) and such other amounts as are specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) at the time it goes effective shall be deposited and thereafter held in a trust account established by the Corporation (the “Trust Fund”). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Fund until the earlier of (i) a Business Combination or (ii) the dissolution of the Corporation and the distribution of its assets as discussed in paragraph D below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Fund, except that there can be disbursed to the Corporation from the Trust Fund (a) interest income earned on the Trust Fund to pay any income taxes on such interest and (b) $1.35 million of the interest earned on the Trust Fund to fund a portion of the Corporation’s operating expenses.

                    B.      Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares (as defined below) voting in connection with the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if 20% or more in interest of the holders of IPO Shares exercise their conversion rights described in paragraph C below.

                    C.      In the event that a Business Combination is approved in accordance with the above paragraph B and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the Corporation’s IPO (“IPO Shares”) who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund, inclusive of any interest thereon, net of taxes payable on any amount in the Trust Fund and net of up to $1.35 million of the interest earned on the Trust Fund which may be released to the Corporation to cover a portion of its operating expenses and net of any underwriting discount, calculated as of two business days prior to the proposed consummation of the Business Combination, by (ii) the total number of IPO Shares.

                    D.      In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete such a Business Combination was executed but was not consummated within such 18 month period (such later date being referred to as the “Termination Date”), the Board and the officers of the Corporation shall take all such action necessary to dissolve the Corporation and distribute its assets, including the Trust Fund, as soon as reasonably practicable after approval of the Corporation’s stockholders of the dissolution of the Corporation and the plan of distribution of the Corporation’s assets in compliance with Section 281(b) of the GCL. In the event that the stockholders vote in favor of such dissolution and such plan of distribution of the Corporation’s assets, the Corporation shall promptly implement the plan of distribution which provides that only the holders of IPO Shares shall be entitled to share ratably in the Trust Fund plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Corporation’s remaining existence, including costs of dissolving and liquidating the Corporation. The Corporation shall pay no distributions with respect to any shares of capital stock of the Corporation other than IPO Shares. In the event that the Corporation is so dissolved and its assets distributed, only the holders of IPO Shares shall be entitled to receive distributions and the Corporation shall pay no distributions with respect to any other shares of capital stock of the Corporation.

                    E.      A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of the dissolution of the Corporation or in the event he demands conversion of his shares in accordance with paragraph C, above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

          SEVENTH: The Board of Directors shall consist of one class of directors. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

          EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                    A.      Election of directors need not be by ballot unless the Bylaws so provide.

                    B.      The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

                    C.      In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

NINTH:

                     A.     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

                    B.      The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

          TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

* * * *

          4.                This Second Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, CHURCHILL VENTURES LTD. has caused this Second Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 11th day of September, 2006.

CHURCHILL VENTURES LTD.

By:	/s/ Christopher Bogart
	Name:	Christopher Bogart
	Title:	Chief Executive Officer